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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No. 333-17235) pertaining to the 1992 Stock Plan; (ii) the Registration Statement (Form S-8 No. 333-17273) pertaining to the 1995 Stock Plan; (iii) the Registration Statement (Form S-8 No. 333-2910) pertaining to the 1996 Stock Incentive Plan; and (iv) the Registration Statement (Form S-8 No. 333-2908) pertaining to the Employee Stock Purchase Plan of Houghten Pharmaceuticals, Inc. of our report dated February 5, 1997, except for Note 10, as to which the date is February 28, 1997, with respect to the consolidated financial statements of Houghten Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1996.


                                        /S/ ERNST & YOUNG LLP
San Diego, California
March 25, 1997